As filed with the Securities and Exchange Commission on December 15, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

US BioEnergy Corporation
(Exact name of registrant as specified in its charter)

South Dakota (State or other jurisdiction of incorporation or organization)	20-1811472 (I.R.S. Employer Identification No.)

5500 Cenex Drive
Inver Grove Heights, MN 55077
(Address of principal executive offices)
US BIOENERGY CORPORATION 2006 STOCK INCENTIVE PLAN
(Full title of the plan)

Gregory S. Schlicht
Vice President, General Counsel and Corporate Secretary
US BioEnergy Corporation
5500 Cenex Drive
Inver Grove Heights, MN 55077
(651) 355-8300
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Brian W. Duwe
Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Chicago, IL 60606
(312) 407-0700
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum	Amount of
Title of each class of	Amount to be	offering price	aggregate	registration
securities to be registered	registered(1)	per share(2)	offering price(2)	fee
Common stock, par value $0.01 per share	6,214,568	$14.00	$87,003,952	$9,310

(1)	Represents the maximum number of shares of common stock issuable under the US BioEnergy Corporation 2006 Stock Incentive Plan.

(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based on an assumed price of $14.00 per share, which on December 14, 2006 was determined to be the initial public offering price for the Registrant’s common stock.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*

* The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents previously filed with the SEC by the Registrant are incorporated by reference in this registration statement:
     (a) the Registrant’s prospectus filed with the SEC on December 15, 2006 pursuant to Rule 424(b) under the Securities Act (the “Prospectus”) relating to the Registrant’s registration statement on Form S-1 (File No. 333-136279); and
     (b) the description of the Registrant’s common stock, which is contained in the Registrant’s registration statement on Form 8-A filed with the SEC on December 11, 2006 (File No. 001-33203) under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.
     Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
The Registrant’s amended and restated articles of incorporation (the “Articles”), and bylaws require it to indemnify its officers and directors to the fullest extent permitted by applicable law. The indemnification provisions of the South Dakota Business Corporation Act (the “SDBCA”) are summarized as follows:
(a) The SDBCA permits the Registrant to indemnify an officer or director who is a party to a proceeding by reason of being an officer or director against liability incurred in the proceeding if the officer or director:
(1) acted in good faith; and
(2) reasonably believed:
(i) in the case of conduct in an official capacity, that the conduct was in the Registrant’s best interests;
(ii) in all other cases, that the conduct was at least not opposed to the Registrant’s best interests; and
(3) in the case of any criminal proceeding, had no reasonable cause to believe the conduct was unlawful.
The termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, is not, of itself, determinative that the person did not meet the relevant standard of conduct.
(b) The SDBCA further permits the Registrant to indemnify an officer or director against liability to any person for any action taken, or any failure to take any action, as a director or officer, except liability arising out of conduct that constitutes:

(1) receipt of a financial benefit to which the officer or director is not entitled;
(2) an intentional infliction of harm on the Registrant or its shareholders; or
(3) an intentional violation of criminal law.
     The Registrant also may not indemnify directors for liability arising out of unlawful distributions.
(c) The SDBCA does not permit the Registrant to indemnify an officer or director:
(1) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the officer or director has met the relevant standard of conduct, discussed in (a) above; or
(2) in connection with any proceeding with respect to conduct for which the officer or director was adjudged liable on the basis that the officer or director received a financial benefit to which the officer or director was not entitled, whether or not involving action in his or her official capacity.
(d) Under the SDBCA, the Registrant may pay for or reimburse the reasonable expenses incurred in defending a proceeding in advance of the final disposition thereof if the officer or director receiving the advance delivers to the Registrant: (1) a written affirmation of the officer’s or director’s good faith belief that he or she has met the relevant standard of conduct; and (2) a written undertaking to repay the advance if it is ultimately determined that such person was not entitled to indemnification or did not meet the standard of conduct.
(e) Under the SDBCA, the Registrant may not indemnify an officer or director in respect of a proceeding described in (a) or (b) above unless it is first determined that indemnification is permissible because the person has met the relevant standard of conduct. Such determination shall be made:
(1) if there are two or more disinterested directors, by the board of directors, by a majority vote of all the disinterested directors, a majority of whom shall constitute a quorum for such purpose, or by a majority of the members of a committee of two or more disinterested directors that is appointed by a majority of the disinterested directors;
(2) by special legal counsel:
(i) selected in the manner prescribed by (1) above; or

(ii) if there are fewer than two disinterested directors, selected by the board of directors, in which selection directors who do not qualify as disinterested directors may participate; or
(3) by the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted.
Authorization of the indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if there are fewer than two disinterested directors or if the determination is made by special legal counsel, authorization of indemnification shall be made by those entitled to select special legal counsel.
Indemnification can also be ordered by a court if the court determines that indemnification is fair and reasonable to indemnify the officer or director. Notwithstanding the foregoing, every officer or director who has been wholly successful, on the merits or otherwise, in defense of a proceeding described in (a) or (b) above is entitled to be indemnified as a matter of right against reasonable expenses incurred in connection with the proceeding.
The Registrant’s Articles also contain a provision that limits the liability of its directors for money damages to the fullest extent permitted by South Dakota law. The SDBCA permits a corporation to provide that its directors will not be liable to the corporation or its shareholders for monetary damages for any action taken, or the failure to take any action, as directors, except for liability:

➢	for the amount of a financial benefit received by a director to which the director is not entitled;

➢	an intentional infliction of harm on the corporation or its shareholders;

➢	a violation of Section 47-1A-833 of the Act (relating to unlawful distributions); or

➢	an intentional violation of criminal law.
In addition, under the SDBCA, the Registrant’s directors are not liable to it or its shareholders for any decision to take or not to take action, or any failure to take action, as a director, unless it can be established that the provisions described in the immediately preceding paragraph do not preclude such liability and that the challenged conduct was the result of:

➢	action not in good faith;

➢	a decision which the director did not reasonably believe to be in the Registrant’s best interests or as to which the director was not properly informed;

➢	a lack of objectivity due to the director’s familial, financial, or business relationship with, or a lack of independence due to the director’s domination or control by, another person having a material interest in the challenged conduct;

➢	a sustained failure of the director to devote attention to ongoing oversight of the business and affairs of the corporation, or a failure to devote timely attention, by making, or causing to be made, appropriate inquiry; or

➢	receipt of a financial benefit to which the director was not entitled or any other breach of the director’s duties to deal fairly with the Registrant or its shareholders that is actionable under applicable law.
The Registrant also has directors’ and officers’ liability insurance coverage which insures its directors and officers against specific liabilities.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit
No.	Description
4.1	Specimen common stock certificate (incorporated by reference to Exhibit No. 4.1 of the Registration Statement on Form S-1 (File No. 333-136279)).

4.2	Subscription Agreement, dated November 17, 2005, between US BioEnergy Corporation and CHS Inc. (incorporated by reference to Exhibit No. 4.2 of the Registration Statement on Form S-1 (File No. 333-136279)).

4.3	Registration Rights Agreement, dated April 28, 2006, between US BioEnergy Corporation and Platte Valley Energy, LLC (incorporated by reference to Exhibit No. 4.3 of the Registration Statement on Form S-1 (File No. 333-136279)).

4.4	Form of Shareholders’ Agreement.

4.5	Second Amended and Restated Articles of Incorporation.

4.6	Second Amended and Restated Bylaws.

4.7	US BioEnergy Corporation 2006 Stock Incentive Plan.

5.1	Opinion of Davenport, Evans, Hurwitz & Smith, LLP.

Exhibit
No.	Description
23.1	Consent of McGladrey & Pullen, LLP, independent registered public accounting firm, relating to the consolidated financial statements of US BioEnergy Corporation, United Bio Energy, LLC, Platte Valley Fuel Ethanol, LLC and US BioWoodbury, LLC (formerly Superior Corn Products, LLC).

23.2	Consent of Kennedy and Coe, LLC, independent auditors, relating to the consolidated financial statements of United Bio Energy, LLC and ICM Marketing, Inc.

23.3	Consent of Christianson & Associates, PLLP, independent auditors, relating to the financial statements of Superior Corn Products LLC.

23.4	Consent of Davenport, Evans, Hurwitz & Smith, LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page).
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Brookings, State of South Dakota, on December 15, 2006.

US BIOENERGY CORPORATION
By:	/s/ GORDON W. OMMEN
	Name:	Gordon W. Ommen
	Title:	Chief Executive Officer

POWER OF ATTORNEY
We, the undersigned officers and directors of US BioEnergy Corporation, hereby severally constitute and appoint Gordon W. Ommen and Richard K. Atkinson, and each of them acting alone, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place, and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 15, 2006.

Signature	Title

/s/ GORDON W. OMMEN	Chief Executive Officer, Chairman of the Board of Directors (Principal Executive Officer)

Gordon W. Ommen

/s/ RICHARD K. ATKINSON	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
Richard K. Atkinson

/s/ VIRG G. GARBERS	Corporate Controller (Principal Accounting Officer)
Virg G. Garbers

Signature	Title

/s/ JAMES E. DAUWALTER	Director
James E. Dauwalter

/s/ JAY D. DEBERTIN	Director
Jay D. Debertin

/s/ JENNIFER A. JOHNSON	Director
Jennifer A. Johnson

/s/ JAMES B. MORGAN	Director
James B. Morgan

/s/ CLIFFORD F. MESNER	Director
Clifford F. Mesner

/s/ MARK A. RUELLE	Director
Mark A. Ruelle

EXHIBIT INDEX

Exhibit
No.	Description
4.1	Specimen common stock certificate (incorporated by reference to Exhibit No. 4.1 of the Registration Statement on Form S-1 (File No. 333-136279)).

4.2	Subscription Agreement, dated November 17, 2005, between US BioEnergy Corporation and CHS Inc. (incorporated by reference to Exhibit No. 4.2 of the Registration Statement on Form S-1 (File No. 333-136279)).

4.3	Registration Rights Agreement, dated April 28, 2006, between US BioEnergy Corporation and Platte Valley Energy, LLC (incorporated by reference to Exhibit No. 4.3 of the Registration Statement on Form S-1 (File No. 333-136279)).

4.4	Form of Shareholders’ Agreement.

4.5	Second Amended and Restated Articles of Incorporation.

4.6	Second Amended and Restated Bylaws.

4.7	US BioEnergy Corporation 2006 Stock Incentive Plan.

5.1	Opinion of Davenport, Evans, Hurwitz & Smith, LLP.

23.1	Consent of McGladrey & Pullen, LLP, independent registered public accounting firm, relating to the consolidated financial statements of US BioEnergy Corporation, United Bio Energy, LLC, Platte Valley Fuel Ethanol, LLC and US BioWoodbury, LLC (formerly Superior Corn Products, LLC).

23.2	Consent of Kennedy and Coe, LLC, independent auditors, relating to the consolidated financial statements of United Bio Energy, LLC and ICM Marketing, Inc.

23.3	Consent of Christianson & Associates, PLLP, independent auditors, relating to the financial statements of Superior Corn Products LLC.

23.4	Consent of Davenport, Evans, Hurwitz & Smith, LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page).